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                                               Exhibit 99.1

                                               Aceto Corporation
                                               One Hollow Lane
                                               Lake Success, New York 11042-1215

--------------------------------------------------------------------------------
NEWS RELEASE
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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

              ACETO CORPORATION REPORTS BEST EVER QUARTERLY RESULTS

   Q4 2007 NET INCOME UP 41.9% ON 21.3% INCREASE IN SALES COMPARED TO Q4 2006

  RECORD 4TH QUARTER FOR SALES, GROSS PROFIT, NET INCOME AND EARNINGS PER SHARE
                  RECORD FISCAL YEAR FOR SALES AND GROSS PROFIT

LAKE SUCCESS, NY - September 7, 2007 - Aceto Corporation (NASDAQ:ACET), a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products, today announced record results of operations for the fourth quarter and fiscal year ended June 30, 2007.

Net sales for the fourth quarter were $87.2 million, an increase of 21.3% from $71.9 million in the year ago quarter. This represents the highest quarterly sales in Aceto's history; prior to this quarter, the highest sales of any previous quarter were $82.5 million. Gross profit increased 23.2% to $16.5 million from $13.4 in the fiscal 2006 quarter. Selling, general and administrative expenses increased 13.7% to $10.7 million from $9.4 million in the 2006 quarter. Operating income increased 45.6% to $5.8 million compared to $4.0 million in the 2006 comparable quarter. Net income also increased 41.9% to $4.2 million, or $0.17 per diluted share, up from $3.0 million or $0.12 per diluted share in the 2006 quarter.

For the fiscal year ended June 30, 2007 net sales were $313.5 million compared to $297.3 million in fiscal 2006, an increase of 5.4%. Gross profit increased 6.9% to $54.5 million compared to $51.0 million in fiscal 2006 and operating income increased 21.2% to $15.1 million in fiscal 2007 from $12.4 million in fiscal 2006. Selling, general and administrative expenses increased only 2.3% to $39.4 million compared to $38.5 million in fiscal 2006. Aceto's pre-tax income from continued operations increased 16.3% to $15.4 million from $13.3 million last year. Net income was $10.2 million or $0.41 per diluted share in 2007, compared to $9.2 million or $0.38 per diluted share in 2006.

Leonard S. Schwartz, Chairman, CEO, and President of Aceto, stated, "We are extremely pleased with the record operating results that we have reported today. For the 2007 fiscal year, net sales and gross profit both reached record levels for Aceto while for the fiscal fourth quarter, we reported record levels of net sales, gross profit, gross margin, net income and earnings per share. Operating income in the fourth quarter of 2007 increased 45.6%, driven by the 21.3% increase in net sales and the 23.2% gross profit margin,


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partially offset by a 13.7% increase in selling, general and administrative expenses which was primarily the result of increased legal expenses, performance payments and operating expenses of our foreign subsidiaries to support their pharmaceutical development activities and increased marketing efforts. We are particularly gratified by our ability to maintain tight control on SG&A on an annual basis, up only 2.3%, even in spite of our continuing expenditures on our strategic initiatives and the continuing development of our infrastructure in China, India and now, Japan."

"During the fourth quarter of fiscal 2007 we experienced growth across all of our business segments. Sales in our Health Sciences segment grew 18.9% from the 2006 comparable quarter, largely the result of increased sales from our foreign subsidiaries, particularly Germany and Singapore, and in spite of the continually challenging generic pharmaceutical market. Our Chemicals & Colorants sales increased 28.2%, primarily the result of increases in sales in our food, beverage and cosmetics, our agricultural intermediates and our coatings product families as well as increased global sales. Sales in Crop Protection increased 2.0% despite the unseasonably dry weather conditions in the southern United States which caused a decline in the sales of insecticides to treat the peanut crop."

Mr. Schwartz continued, "Several years ago we began to see the effect that competition was having on our core API business and came to the conclusion that it would continue to intensify. In order for the Company to achieve sustainable growth, we decided to look for ways to grow our core business as well as parallel businesses that we could build utilizing expertise developed in our core businesses. We decided to look at:
        o       Globalizing our Chemicals & Colorants business,
        o       Organic (color) pigments business
        o Enhancing our Crop Protection business by acquiring additional new products by the acquisition or development of intellectual property.
        o       Moving into Eastern Europe
These were our then "Strategic Initiatives" and we spent considerable time and resources to make these efforts successful. For example in fiscal 2004, 96% of our Chemicals & Colorants business was domestic however in fiscal 2007 that percentage had dropped to only 86% which was accomplished by developing business in Europe and south Asia. We opened an office in Poland and as a result, have expanded our business in Eastern Europe. Sales in our organic pigments business have grown to approximately $9 million in fiscal 2007 and are expected to grow even more in 2008 and beyond. Our Crop Protection business has expanded with the successful launch of Asulam and several smaller products, and we now have a robust pipeline. As a result of our efforts, we no longer look at these as "Strategic Initiatives" but we now see them as valuable pieces of our ongoing core business. Although to date, we have not recognized any revenues from our current Strategic Initiatives, namely companion animal vaccines, finished dosage form generic drugs and entering the Japanese pharmaceutical market, we are confident that our efforts in each of these areas will be equally as successful as our previous "Strategic Initiatives" have proven to be."

Updating the status of Aceto's current Strategic Initiatives, Mr. Schwartz commented, "As we previously disclosed in a July press release, our initiative to provide companion animal vaccines has been delayed as a result of an error in the original, approved, testing protocol, and it will be necessary for the animal testing to be redone under a revised


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protocol. We are, however, encouraged by the fact that the USDA acknowledged that notwithstanding the protocol approval error, the testing results that had been completed indicated that the vaccine was "efficacious". Based upon a favorable response from the USDA, we are in the process of recommencing the requisite testing.

"With respect to our initiative to distribute finished dosage form generic drugs under the Aceto brand, we continue to focus our efforts on establishing relationships with other suppliers of ANDA approved products which we hope to distribute in the U.S. We believe there are no other distribution companies attempting to do what we are doing, attesting to Aceto's biggest competitive strength, the unique marriage of our global sourcing and regulatory capabilities, which are continually being expanded"

"Looking at our initiative to enter the Japanese pharmaceutical market, we are encouraged by the early interest that Japanese pharmaceutical companies have shown in our business model. To date we have commenced development activities for a number of products for multiple customers and are working hard to further expand the product list. I am pleased to announce that we are in the final stages of forming Aceto Japan, Inc which will serve as our operating company in Japan. A key component of our Japanese strategy is the fact that we will be employing Japanese nationals as well as utilizing traditional Japanese business practices and culture at Aceto Japan."

"One other activity, which is a first for us, that we have recently commenced in Europe is the research and development of finished dosage forms for two specific pharmaceuticals, each of which requires a unique delivery system."

Mr. Schwartz concluded, "We ended fiscal 2007 with working capital of $112.9 million, no long-term bank debt and shareholders' equity of $124.8 million. We believe this level of working capital provides us the financial strength to move our strategic initiatives forward. We remain optimistic about the Company's long-term business prospects, with our core businesses serving as a solid foundation for future growth. In terms of financial guidance, the first quarter guidance is being negatively impacted by two atypical charges. The first charge is estimated expenses relating to an anti-trust case that Aceto has commenced against the owner of certain licensed technology used by one of Aceto's crop protection products. The second charge that is negatively impacting guidance is tax reform in Germany, expected to be approved by September 30, 2007, which would change the tax rate in Germany from 40% to 30% and as a result, our deferred tax asset would be devalued resulting in a charge of $1.6 million. We expect to earn approximately $0.03 per diluted share in the first quarter of fiscal 2008 after these previously discussed charges, compared to $0.10 in the first quarter of fiscal 2007. Adjusting our guidance for both of these charges, our adjusted first quarter guidance would be $0.12 per diluted share compared to the $0.10 reported in the fiscal 2007 first quarter."

CONFERENCE CALL

Leonard S. Schwartz, Chairman, CEO, and President, and Douglas Roth, CFO, will conduct a conference call at 10:00 a.m. ET on Friday, September 7, 2007. Interested parties may participate in the call by dialing 888-787-0577 (706-679-3204 for international callers) - please call in 10 minutes before the call is scheduled to begin, and ask for the Aceto call (conference ID # 13067100). The conference call will also be webcast live via the Investor Relations section of the Company's website, WWW.ACETO.COM. To listen to the live call please go to the website at least 15 minutes early to register, download and


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install any necessary audio software. The conference call will be archived on the Company's website, and a recorded phone replay will also be available from 1:00 p.m. ET on Friday, September 7, 2007 until 5:00 p.m. ET on Monday, September 10, 2007. Dial 800-642-1687 (706-645-9291 for international callers) and enter the code 13067100 for the phone replay.

ABOUT ACETO

Aceto Corporation, incorporated in 1947, is a global leader in the sourcing, regulatory support, marketing and distribution of chemically derived pharmaceuticals, biopharmaceuticals, specialty chemicals and crop protection products. With a physical presence in ten countries, Aceto distributes over 1000 chemicals and pharmaceuticals used principally as raw materials in the pharmaceutical, crop protection, surface coating/ink and general chemical consuming industries. Aceto's global operations, including a staff of 26 in Shanghai and 12 in India are unique in the industry and enable its worldwide sourcing and regulatory capabilities. (ACET-F)

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections of management. Aceto intends for these forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," or variations of such words are intended to identify such forward-looking statements. The forward-looking statements contained in this press release include, but are not limited to, statements regarding the Company's current strategic initiatives, level of working capital, results for the first quarter of fiscal year 2008, and prospects for long-term growth. All forward-looking statements in this press release are made as of the date of this press release, and Aceto assumes no obligation to update these forward-looking statements whether as a result of new information, future events or otherwise, other than as required by law. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. These uncertainties include, but are not limited to, the mix of products sold and the profit margins thereon, order cancellation or a reduction in orders from customers, competitive product offerings and pricing actions, the availability and pricing of key raw materials, dependence on key members of management, risk of entering into new European markets, continued successful integration of acquisitions, economic and political conditions in the United States and abroad, as well as other risks detailed in the Company's SEC reports, including the Company's Form 10-K and other filings. Copies of these filings are available at WWW.SEC.GOV.

FOR INFORMATION CONTACT:
Theodore Ayvas
Director of Corporate Communications
& Investor Relations
Aceto Corporation
(516) 627-6000
www.aceto.com
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

                                               ACETO CORPORATION
                                       Consolidated Statements of Income
                                   (in thousands, except per share amounts)

                                                              (UNAUDITED)
                                                            THREE MONTHS ENDED        TWELVE MONTHS ENDED
                                                                 JUNE 30,                   JUNE 30,
                                                            2007          2006          2007         2006
                                                         ---------     ---------     ---------     ---------
Net sales                                                $  87,183     $  71,869     $ 313,473     $ 297,328
Cost of sales                                               70,689        58,480       258,980       246,370
                                                         ---------     ---------     ---------     ---------
Gross profit                                                16,494        13,389        54,493        50,958
Gross profit %                                               18.92%        18.63%        17.38%        17.14%

Selling, general and administrative expenses                10,696         9,406        39,429        38,529
                                                         ---------     ---------     ---------     ---------
Operating income                                             5,798         3,983        15,064        12,429

Other income, net of interest expense                           76           146           359           829
                                                         ---------     ---------     ---------     ---------

Income from continuing operations before income taxes        5,874         4,129        15,423        13,258
Provision for income taxes                                   1,668         1,164         5,211         3,994
                                                         ---------     ---------     ---------     ---------
Income from continuing operations                            4,206         2,965        10,212         9,264
Loss from discontinued operations, net of taxes                  -             -             -           (27)
                                                         ---------     ---------     ---------     ---------
Net income                                               $   4,206     $   2,965     $  10,212     $   9,237
                                                         =========     =========     =========     =========

Basic income per common share:
  Income from continuing operations                      $    0.17     $    0.12     $    0.42     $    0.38
  Loss from discontinued operations                      $       -     $       -     $       -     $       -
  Net income                                             $    0.17     $    0.12     $    0.42     $    0.38

Diluted income per common share:
  Income from continuing operations                      $    0.17     $    0.12     $    0.41     $    0.38
  Loss from discontinued operations                      $       -     $       -     $       -     $       -
  Net income                                             $    0.17     $    0.12     $    0.41     $    0.38

Weighted average shares outstanding:
  Basic                                                     24,326        24,270        24,305        24,267
  Diluted                                                   24,793        24,602        24,711        24,590

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                                ACETO CORPORATION
                           Consolidated Balance Sheet
                    (in thousands, except per-share amounts)

                                                         June 30,       June 30,
                                                           2007          2006
                                                        ---------     ---------

ASSETS
Current Assets:
  Cash in banks                                         $  32,320     $  33,732
  Investments                                               3,036         3,309
  Trade receivables: less allowance for doubtful
    accounts: 2007, $491; and 2006, $416                   58,206        50,993
  Other receivables                                         3,123         1,406
  Inventory                                                60,679        47,259
  Prepaid expenses and other current assets                 1,128         1,011
  Deferred income tax benefit, net                          2,541         3,396
                                                        ---------     ---------

        Total current assets                              161,033       141,106


Long-term notes receivable                                    449           557
Property and equipment, net                                 4,406         4,808
Property held for sale                                      5,268         4,531
Goodwill                                                    1,820         1,755
Intangible assets, net                                      5,817         3,789
Deferred income tax benefit, net                            5,958         7,356
Other assets                                                3,727         2,690
                                                        ---------     ---------

Total Assets                                            $ 188,478     $ 166,592
                                                        =========     =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                      $  32,539     $  24,424
  Short term bank loans                                        25             0
  Note payable - related party                                500           500
  Accrued expenses                                         14,154        10,612
  Deferred income tax liability                               885           863
                                                        ---------     ---------
         Total current liabilities                         48,103        36,399

Long-term liabilites                                        6,684         6,379
Environmental remediation liability                         5,816         5,200
Deferred income tax liability                               2,746         3,329
Minority interest                                             302           232
                                                        ---------     ---------
          Total liabilities                                63,651        51,539

Commitments and contingencies

Shareholders' equity:
  Common stock, $.01 par value:
        (40,000 shares authorized; 25,644 shares issued;
        24,330 and 24,278 shares outstanding at
        June 30, 2007 and June 30, 2006, respectively)        256           256
  Capital in excess of par value                           56,854        56,691
  Retained earnings                                        74,419        68,464
  Treasury stock, at cost:
       (1,314 and 1,366 shares at June 30, 2007
         and June 30 2006, respectively)                  (12,693)      (13,198)
  Accumulated other comprehensive income                    5,991         2,840
                                                        ---------     ---------
         Total shareholders' equity                       124,827       115,053
                                                        ---------     ---------

Total liabilities and shareholders' equity              $ 188,478     $ 166,592
                                                        =========     =========